Exhibit 8

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (this “Security Agreement”) is entered into as of December 27, 2016, by and between Citibank, N.A., as secured party (“Secured Party”) and REL US Centennial Holdings, LLC, a special purpose vehicle organized under the laws of Delaware, as pledgor (“Pledgor”).

Reference is made herein to that certain Margin Loan Agreement of even date herewith among REL US Centennial Holdings, LLC, as “Borrower,” Secured Party as a Lender and the several other Lenders from time to time party thereto (collectively, the “Lenders”) and Citibank, N.A., as Administrative Agent (as such may be amended, modified, supplemented or restated from time to time, the “Margin Loan Agreement”).  Capitalized terms used but not defined herein shall have the meanings given such terms in the Margin Loan Agreement.

WHEREAS, Pledgor is the beneficial owner of 8,750,000  shares of Class A common stock, par value $0.0001 per share, (the “Shares”) of Centennial Resource Development, Inc., a corporation organized under the laws of Delaware (the “Issuer”), listed on the NASDAQ Capital Market;

WHEREAS, Lender has required, as a condition to the obligation of Lender to make a loan to Borrower under the Margin Loan Agreement, that Pledgor execute and deliver this Security Agreement; and

WHEREAS, Pledgor agrees to grant a security interest in, and pledge and assign as applicable, the Collateral (as defined below) to Secured Party, as herein provided.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:

1.                            Security Interest.  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby pledges, collaterally assigns and grants to Secured Party a continuing first priority security interest in and lien on, and a right of set-off against, the Collateral to secure the payment and the performance of the Secured Obligations.

2.                            Collateral.  The security interest granted hereunder to Secured Party is in all of Pledgor’s right, title and interest in and to, or otherwise with respect to, the following property and assets whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”):

(a)                                 (i) the Collateral Shares (or security entitlements in respect thereof) standing in the name of Secured Party on the share register maintained by Issuer’s transfer agent (the “Share Register”) on the Closing Date or credited to the Share Collateral Account on the Custodial Arrangement Date (the “Initial Collateral Shares”) and any additional Collateral Shares registered in the name of Secured Party on the Share

Register or credited to the Share Collateral Account on the Collateral Share Posting Date (the “Additional Collateral Shares,” together with the Initial Collateral Shares, the “Relevant Collateral Shares”); (ii) all dividends, shares, securities, cash, instruments, moneys or property (A) representing a dividend, distribution or return of capital in respect of any of the Relevant Collateral Shares (including, without limitation, any Ordinary Cash Dividend or Extraordinary Distribution thereon) or other property described in this definition, (B) resulting from a split-up (including, without limitation, a Split-off), revision, reclassification, recapitalization or other similar change with respect to any of the Relevant Collateral Shares or other property described in this definition, (C) otherwise received in exchange for or converted from any of the Relevant Collateral Shares or other property described in this paragraph and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, any of the Relevant Collateral Shares or other property described in this definition or (D) in connection with a Spin-off; and (iii) in the event of any Merger Event in which Issuer is not the surviving entity, all shares of each class of the capital stock of the successor entity formed by or resulting from such Merger Event and any other consideration that is exchanged for the Relevant Collateral Shares or into which the Relevant Collateral Shares are converted;

(b)                                 the Collateral Accounts (as defined below) and any Cash, Cash Equivalents, securities (including the Collateral Shares), general intangibles, investment property, financial assets, and other property that may from time to time be deposited, credited, held or carried in the Collateral Accounts or that is delivered to or in possession or control of Secured Party or Secured Party’s agents pursuant to this Security Agreement or the Margin Loan Agreement; all security entitlements as defined in §8-102(a)(17) of the UCC with respect to any of the foregoing and all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing, and any proceeds of any of the foregoing, in each case whether now existing or hereafter arising; and

(c)                                  all Proceeds (as defined below) of the Collateral described in the foregoing clauses (a) and (b).

“Collateral Accounts” means the Share Collateral Account and the Cash Collateral Accounts. Any renumbering of a Collateral Account by Secured Party or Custodian shall not limit the rights of Secured Party hereunder, and, to the extent necessary, such renumbering shall be automatically incorporated into the definition of Collateral Account.

“Share Collateral Account” means that certain securities account of Pledgor established and maintained by Custodian on or after the Custodial Arrangement Date to hold Collateral Shares, including any sub-account established to hold the Initial Collateral Shares or any Additional Collateral Shares or any substitute, successor or replacement securities or deposit account, or any custodial or other such account in or to which any Collateral Shares are now or hereafter held or credited.

“Cash Collateral Accounts” means (i) prior to the Custodial Arrangement Date, that certain, collectively, custody account with account reference number 00167679 under the control of Secured Party or any other account designation notified by Secured Party to the Pledgor in writing from time to time, in which any Collateral consisting of Cash and Cash Equivalents shall be deposited and maintained subjected to the security interest of Secured Party (the “Initial Cash Collateral Account”)  and (ii) on and after the Custodial Arrangement Date, that certain custody account of Pledgor established and maintained by Custodian and pledged to Secured Party, in each case, including any sub-account, substitute, successor or replacement cash or deposit account, or any related securities, custodial or other such account in or to which any Cash or Cash Equivalents is now or hereafter held or credited.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, or other disposition of, or other realization upon, any Collateral, including, without limitation, the proceeds of any Permitted Sale Transaction.

The security interest granted hereunder is granted as security only and shall not subject Secured Party to, or transfer or in any way affect or modify, any obligation or liability of Pledgor with respect to any of the Collateral or any transaction in connection therewith. The parties acknowledge that, as of the date of this Security Agreement, Pledgor has Beneficial Ownership (as defined below) of the Collateral.

3.                            Collateral Maintenance and Administration.

(a)                                 Pledgor shall use commercially reasonable efforts (i) to appoint Custodian to hold all the Collateral, subject to a custody agreement reasonably acceptable to Secured Party, (ii) to establish a Cash Collateral Account and a Share Collateral Account (including a sub-account for the Initial Collateral Shares and a sub-account for the Additional Collateral Shares) on the books of Custodian and (iii) to enter into a control agreement with Custodian and Secured Party in form and substance reasonably satisfactory to Secured Party (the “Custodial Arrangement”).  Upon the execution and delivery of the custody agreement and control agreement referred to in the preceding sentence and Secured Party’s receipt of: (x) a favorable opinion of Pledgor’s counsel, addressed to Administrative Agent and Lenders, in form and substance reasonably satisfactory to Pledgor, (y) the results of a recent lien search in Pledgor’s “location” (within the meaning of Section 9-307 of the UCC), and such search shall reveal no liens on any of the assets of Pledgor except for liens permitted by Section 6.02 of the Margin Loan Agreement, and (z) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by this Security Agreement, Pledgor and Secured Party shall cause Issuer’s transfer agent to register the Collateral Shares in the name of Custodian to be credited to the relevant sub-accounts within the Share Collateral Account, and Secured Party shall transfer any Cash or Cash Equivalents in the Initial Cash Collateral Account to Custodian to be credited to the Cash Collateral Account.  The date on which the Collateral Shares and any Cash or Cash Equivalents in the Initial Cash Collateral Account are transferred to Custodian in accordance with the foregoing is the “Custodial Arrangement Date.”

(b)                                 Promptly upon written demand of Secured Party, Pledgor shall pay to Secured Party the amount of any Taxes that Secured Party may be required to pay with respect to the Collateral by reason of the security interest granted herein or to free any Collateral from any Lien thereon (other than Permitted Liens). Pledgor shall indemnify and hold harmless Secured Party with respect to any Taxes to which this Section 3(b) applies.

(c)                                  Secured Party shall not have the right to rehypothecate, use, borrow, lend, pledge or sell the Relevant Collateral Shares, except as contemplated by the Margin Loan Documentation or with Pledgor’s consent.

(d)                                 At all times prior to an Event of Default, Pledgor shall have the right to exercise all voting powers in respect of the Collateral Shares; provided that Pledgor agrees that it will not vote the Collateral Shares in any manner that is inconsistent with the terms of this Security Agreement or other the Margin Loan Documentation or would reasonably be expected to have a material adverse effect on the Secured Party’s Lien on the Collateral or the priority of such Lien. To this end, prior to the Custodial Arrangement Date, Secured Party hereby irrevocably constitutes and appoints Pledgor the proxy and attorney-in-fact of Secured Party, with full power of substitution, to vote with respect to any and all Collateral Shares standing in the name of Secured Party on the Share Register or with respect to which Secured Party is entitled to vote. The proxy and appointment of Pledgor as attorney-in-fact of Secured Party herein granted are coupled with an interest, are irrevocable, and shall continue until the Custodial Arrangement Date. After the occurrence of an Event of Default (but only for so long as it continues), but subject to Section 7 below, the right to vote any Collateral Shares shall be vested exclusively in Secured Party. To this end, Pledgor hereby irrevocably reconstitutes and appoints Secured Party the proxy and attorney-in-fact of Pledgor, with full power of substitution, solely for the purpose to vote with respect to any and all Collateral Shares standing in the name of Pledgor or with respect to which Pledgor is entitled to vote, subject to the understanding that such proxy may only be exercised after the occurrence of an Event of Default (but only for so long as it continues). The proxy and appointment of Secured Party as attorney-in-fact of Pledgor herein granted are coupled with an interest, are irrevocable, and shall continue until the Secured Obligations have been paid and performed in full.

(e)                                  The parties hereto agree that at all times prior to the sale of any Collateral pursuant to an exercise of remedies hereunder, Pledgor shall be treated as the owner of the Collateral for U.S. Federal and state tax purposes.

4.                            Secured Obligations.  All (i) Obligations owed to Secured Party and (ii) Guaranteed Obligations (as defined in the Guarantee Agreement) owed to Secured Party (collectively, the “Secured Obligations”) are secured by this Security Agreement.

5.                            Pledgor’s Representations and Warranties.  Pledgor hereby represents and warrants to Secured Party, as of the date hereof and any subsequent date on which Collateral is deposited into or credited to the Collateral Account or delivered to Secured Party or Custodian, that:

(a)                                 Pledgor is the direct, sole beneficial owner and sole holder of record of the Collateral, free and clear of any Liens other than Permitted Liens. Pledgor further represents and warrants that all Collateral constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Collateral) duly authorized, validly issued, are fully paid and non-assessable.

(b)                                 Pledgor has full power and authority to grant to Secured Party the security interest in such Collateral granted pursuant hereto. The security interest in the Collateral granted to Secured Party pursuant to this Security Agreement is a valid and binding security interest in the Collateral (subject to no other Liens, other than Permitted Liens).

(c)                                  Upon the execution and delivery of this Security Agreement by the parties hereto and the registration of the Relevant Collateral Shares in the name of the applicable Lender on the Issuer’s share register, (i) the security interest created in favor of Secured Party in the Relevant Collateral Shares and the Cash Collateral Account will constitute a perfected first priority security interest securing the Secured Obligations, (ii) Secured Party will have control (within the meaning of Sections 8-106, 9-104 and 9-106 of the UCC) thereof and (iii) no action based on an adverse claim to such security entitlement or any such financial asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against Secured Party.

(d)                                 On and after the Custodial Arrangement Date, subject to the execution of the Control Agreement with respect to the Collateral Accounts by the parties thereto, (i) the security interest created in favor of Secured Party in the Collateral Accounts and the security entitlements in respect of the Relevant Collateral Shares and other financial assets credited thereto will constitute a perfected first priority security interest securing the Secured Obligations, (ii) Secured Party will have control (within the meaning of Sections 8-106, 9-104 and 9-106 of the UCC) thereof and (iii) no action based on an adverse claim to such security entitlement or any such financial asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against Secured Party.

(e)                                  With respect to all Collateral that may be perfected by filing a financing statement pursuant to the UCC, when a UCC financing statement in the form of Exhibit A hereto is filed in the appropriate office against Pledgor in the location listed on Schedule 1 (naming Pledgor as the debtor and Secured Party as the secured party), Secured Party will have a valid and perfected first priority security interest in such Collateral as security for the payment and performance of the Secured Obligations.

(f)                                   (i) None of the Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Collateral or which obligate the issuer of any Equity Interest included in the Collateral to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by Pledgor of the Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by Pledgor, or for the exercise by Secured Party of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(g)                                  No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming Pledgor as debtor has been filed or is of record in any jurisdiction except for financing statements or security agreements naming Secured Party or any other Lender as secured party.

(h)                                 (i) The Advance made by Lender under the Margin Loan Agreement and the pledge of the Relevant Collateral Shares (or security entitlements in respect thereof) by Pledgor hereunder are not a device to secure the sale thereof, (ii) Pledgor has no expectation or intention that an Event of Default will occur under the Margin Loan Agreement, (iii) Pledgor intends and expects to repay in full the Secured Obligations in a manner that will not result in a sale by Secured Party of such Relevant Collateral Shares, (iv) the pledge of such Relevant Collateral Shares hereunder constitutes a bona fide pledge and (v) Secured Party has full recourse to Pledgor with respect to the Secured Obligations. The representation and warranty set forth in this clause (h) shall be deemed repeated as of any date on which Collateral is released under the Margin Loan Agreement.

6.                            Pledgor’s Covenants.  During the term of this Security Agreement:

(a)                                 Pledgor shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Secured Party.  Pledgor shall not, at any time, (i) sell or transfer any Collateral other than with respect to any Collateral that is being released in accordance with the Margin Loan Agreement, (ii) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which Secured Party is not named as the sole secured party, or (iii) permit any contractual restriction on any transfer, sale, pledge, or rehypothecation of the Collateral, other than under the Margin Loan Documentation, in each case, except as expressly permitted or contemplated under the Margin Loan Documentation. Pledgor shall take such action as necessary so that the Shares (or security entitlements in respect thereof) constituting Collateral, at all times, (i) are not subject to any restrictions on transfer or pledge, other than Existing Transfer Restrictions and (ii) are not subject to any shareholders agreement, investor rights agreements, or any other similar agreements or any voting or other contractual restrictions, in each case, except as expressly permitted or contemplated under the Margin Loan Documentation.

(b)                                 Pledgor shall pay all costs to defend and enforce the security interest created by this Security Agreement, collect the Secured Obligations, and defend, enforce and collect the Collateral, including but not limited to taxes, assessments, reasonable attorney’s fees, legal expenses and expenses of sales.  Whether the Collateral is or is not in Secured Party’s possession, and without any obligation to do so and without waiving

Pledgor’s default for failure to make any such payment, Secured Party at its option may, following notice to Pledgor when it may reasonably do so without prejudice, pay any such costs and expenses and discharge encumbrances on the Collateral, and any payments of such costs and expenses and any payments to discharge such encumbrances shall be a part of the Secured Obligations and bear interest at the default rate set forth in the Margin Loan Agreement.  Pledgor agrees to reimburse Secured Party on demand for any payments of such costs and expenses and any payments to discharge such encumbrances.

(c)                                  Pledgor shall take such other actions as Secured Party shall reasonably deem necessary or appropriate to perfect and duly record the Lien created under this Security Agreement in the Collateral, including executing, delivering, filing and/or recording, in such locations and jurisdictions as Secured Party shall specify, any financing statement, register of mortgages and charges, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of Secured Party) to create, preserve, perfect or validate the security interest granted pursuant hereto and the priority thereof or to enable Secured Party to exercise and enforce its rights under this Security Agreement with respect to such security interest, including, without limitation, executing and delivering or causing the execution and delivery of a control agreement with respect to the Collateral Accounts and/or, in the event that any Collateral (other than Cash or Cash Equivalents) is not held through DTC or another clearing corporation (as defined in the UCC), causing any or all of the Collateral to be transferred of record into the name of Secured Party or its nominee.

(d)                                 Pledgor shall (i) promptly furnish Secured Party any information with respect to the Collateral reasonably requested by Secured Party and (ii) allow Secured Party or its representatives to inspect and copy, or furnish Secured Party or its representatives with copies of, all records relating to the Collateral (other than, in each case, information or records Pledgor is prohibited from disclosing due to applicable Law), subject to Section 5.06 of the Margin Loan Agreement.  Notwithstanding the foregoing, to the extent any information requested by Secured Party is not then available, Pledgor will furnish, or cause to be furnished, to Secured Party such information as soon as reasonably practicable after such request.

(e)                                  Without at least thirty (30) days’ prior written notice to Secured Party, Pledgor shall not (i) maintain any of Pledgor’s books and records with respect to the Collateral at any office, or maintain Pledgor’s place of business (or, if Pledgor has more than one place of business, Pledgor’s chief executive office) at any place other than at the address indicated in Section 8.02(a) of the Margin Loan Agreement or (ii) change Pledgor’s name, or the name under which Pledgor does business, or the form or jurisdiction of Pledgor’s organization from the name, form and jurisdiction set forth on the first page of this Security Agreement.

(f)                                   Pledgor shall not close the Collateral Accounts or transfer any Collateral held therein or credited thereto (it being understood that Pledgor may request a release of Collateral in accordance with Section 2.09(d) of the Margin Loan Agreement) without (i) obtaining the prior written consent of Secured Party and (ii) entering into such agreements as Secured Party may in its sole discretion require to ensure the continued priority and perfection of its lien on such Collateral in respect of the Collateral or portion thereof.

(g)                                  Any delivery of Collateral to Secured Party by Pledgor shall be effected, (A) in the case of Collateral consisting of certificated securities registered in the name of Pledgor, by delivery of certificates representing such securities to Secured Party or by delivery of certificates representing such securities to Custodian, in each case, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to Secured Party or Custodian, as applicable, and in the case of delivery to Custodian, the crediting by Custodian of such securities to the Share Collateral Account, (B) in the case of Collateral consisting of uncertificated securities registered in the name of Pledgor, by transmission by Pledgor of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of Secured Party or Custodian or, in either case, its nominee (as requested by Secured Party at such time), accompanied by any required transfer tax stamps, the issuer’s compliance with such instructions and, in the case of delivery to Custodian, the crediting by Custodian of such securities to the Share Collateral Account, (C) in the case of securities in respect of which security entitlements are held by Pledgor through a securities intermediary, by the crediting of such securities, accompanied by any required transfer tax stamps, to a securities account of Custodian at such securities intermediary or, at the option of Custodian, at another securities intermediary satisfactory to Custodian and the crediting by Custodian of such securities to the Share Collateral Account, (D) in the case of cash, by the wire transfer of such cash to Secured Party or Custodian, as applicable, and the crediting thereof by Secured Party or Custodian, as applicable, to the Cash Collateral Account or (E) in any other case, by complying with such delivery instructions as Secured Party shall provide to Pledgor in writing.

(h)                                 Pledgor shall use commercially reasonable efforts, if requested in connection with any exercise of remedies hereunder, to cause Issuer to provide any information to purchasers of the Collateral Shares as necessary in connection with any placement of such Collateral Shares in an offering that is not registered under the Securities Act (other than a placement pursuant to Rule 144 under the Securities Act).

7.                            Ownership and Bust-Up.

(a)                                 Definitions. As used in this Section 7:

“Beneficial Ownership” means, in respect of Secured Party, the “beneficial ownership” (within the meaning of Section 13(d)) of outstanding Shares, without duplication, by Secured Party together with any of its Affiliates or other Persons subject to aggregation with Secured Party under Section 13(d) for purposes of “beneficial ownership” or under any Applicable Restriction (as defined below), or by any “group” (within the meaning of Section 13(d)) of which Secured Party is, or is deemed to be, a part (Secured Party and any such Affiliates, Persons and groups, collectively, with respect to Secured Party, the “Secured Party Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation for purposes of determining status as a beneficial owner under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder results in a different ownership level, such ownership level).

“Qualifying Disposition” means a sale, transfer or other disposition of Relevant Collateral Shares:

(i)                                     to any Person who acquires them in a broadly distributed public offering of the Relevant Collateral Shares that is registered under the Securities Act (including the underwriter of such offering, which may be Secured Party or an Affiliate of Secured Party);

(ii)                                  effected on any securities exchange so long as neither Secured Party nor any Affiliate of Secured Party solicited or arranged for the solicitation of orders to buy such Relevant Collateral Shares in anticipation of or in connection with such sale;

(iii)                               made in compliance with the manner-of-sale requirements set forth in Rule 144(g) of the Securities Act;

(iv)                              to a Person that Secured Party believes in good faith is not, and after giving effect to such sale, transfer or other disposition (and any substantially contemporaneous sale, transfer or disposition of Collateral Shares to such Person by any other Lender), will not be, an “affiliate,” as such term is used under the Securities Act, of Issuer;

(v)                                 to a Person that is an “affiliate,” as such term is used under the Securities Act, of Issuer prior to such sale, transfer or other disposition so long as the number of Collateral Shares, or Shares that are collateral or other security for any other transaction to which Secured Party or any Affiliate thereof is party, sold, transferred or otherwise disposed of to such Person (in any manner at any time, in one transaction or a series of transactions, whether by Secured Party or any other Lender) does not in the aggregate exceed 5.0% of the outstanding Shares;

(vi)                              to Issuer or any Subsidiary thereof; or

(vii)                           to Pledgor or an “affiliate” thereof, as such term is used under the Securities Act.

“Section 13(d)” means Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Secured Party Person” means Secured Party or any Secured Party Group (as defined above) or any Person whose ownership position would be aggregated with that of Secured Party or any Secured Party Group.

(b)                                 Ownership Provision.

(i)             Notwithstanding any other provision of the Margin Loan Documentation to the contrary, in no event shall Secured Party be entitled to acquire, receive, vote or exercise any other rights of a secured party in respect of any Collateral Shares to the extent (but only to the extent) that immediately upon giving effect to such acquisition, receipt or exercise of such rights:

(A)                               the Beneficial Ownership by any Secured Party Person of Shares would be equal to or greater than 8.0% of the number of the total outstanding Shares; or

(B)                               any Secured Party Person under any federal, state or local laws, rules, regulations or regulatory orders or any provisions of the Organization Documents of Issuer or any agreement to which Pledgor or any Affiliate thereof or Issuer is a party, in each case, (x) applicable to ownership of Shares and (y) as to which Secured Party has delivered irrevocable written notice to Pledgor of its election for this clause (B) to apply (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to: (i) the number of Shares that would give rise to any reporting or registration obligation or other requirement (including obtaining prior approval by any Person or entity) of such Secured Party Person or would result in an adverse effect on such Secured Party Person under any Applicable Restriction, as determined by Secured Party in its reasonable discretion, in each case minus (ii) 1.0% of the number of the total outstanding Shares

(each of paragraphs (A) and (B) above, an “Ownership Limitation”).

(ii)                              The inability of Secured Party to acquire, receive or exercise rights with respect to any Collateral Shares as provided above at any time as a result of an Ownership Limitation shall not preclude Secured Party from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision.  Notwithstanding any other provision of the Margin Loan Documentation to the contrary, each Secured Party Person shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Collateral Shares that Secured Party is not entitled to acquire or receive, or exercise any other rights of a secured party in respect of, at any time pursuant to this Ownership Provision, until such time as Secured Party is not prohibited from acquiring, receiving or exercising such rights in respect thereof under this Ownership Provision, and any such acquisition, receipt or exercise of such rights shall be void and have no effect to the extent (but only to the extent) that Secured Party is so prohibited.

(c)                                  Bust-up Provision. Notwithstanding any other provision of the Margin Loan Documentation to the contrary, any sale, transfer or other disposition of Relevant Collateral Shares by Secured Party must be a Qualifying Disposition.

(d)                                 Issuer is an intended third-party beneficiary of this Section 7.

8.                            Power of Attorney.  Subject to Section 7 hereof, Pledgor, in such capacity, hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority, in the name of Pledgor or in its own name, to take upon the occurrence and during the continuance of an Event of Default that has not been waived, cured or deemed not to occur pursuant to Section 7.01 of the Margin Loan Agreement, any and all action and to execute any and all documents and instruments that Secured Party at any time and from time to time deems necessary or desirable to accomplish the purposes of this Security Agreement, including, without limitation, selling any of the Collateral on behalf of Pledgor as agent or attorney in fact for Pledgor, in the name of Pledgor and applying the Proceeds received therefrom in accordance with Section 2.15(c) of the Margin Loan Agreement; provided that nothing in this Section 8 shall be construed to obligate Secured Party to take any action hereunder nor shall Secured Party be liable to Pledgor for failure to take any action hereunder. This appointment shall be deemed a power coupled with an interest, is irrevocable, and shall continue until the Secured Obligations have been paid and performed in full.  Without limiting the generality of the foregoing, so long as Secured Party shall be entitled under Section 9 below to make collections in respect of the Collateral, Secured Party shall have the right and power to receive, endorse and collect all checks made payable to the order of Pledgor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

9.                            Remedies.

(a)                                 Upon the occurrence and during the continuance of an Event of Default, subject to Section 7 hereof, Secured Party may: take control of Proceeds, including stock received as dividends or by reason of stock splits; release the Collateral in its possession to Pledgor, temporarily or otherwise; take control of funds generated by the Collateral, such as cash dividends, interest and proceeds, and use the same to reduce any part of the Secured Obligations and exercise all other rights that an owner of such Collateral may exercise; and at any time transfer any of the Collateral or evidence thereof into its own name or that of its nominee. Secured Party shall not be liable for failure to collect any account or instruments, or for any act or omission on the part of Secured Party, its officers, agents or employees, except for any act or omission arising out of their own willful misconduct, gross negligence or fraud. The foregoing rights and powers of Secured Party will be in addition to, and not a limitation upon, any rights and powers of Secured Party given by law, elsewhere in this Security Agreement, the other Margin Loan Documentation or otherwise.

(b)                                 Subject to Section 7 hereof, in addition to and not in lieu of the rights set forth in Section 9(a) above, upon the occurrence and during the continuance of an Event of Default, Secured Party may, without notice of any kind, which Pledgor hereby expressly waives (except for any notice required under this Security Agreement or any other Margin Loan Documentation that may not be waived under applicable Law), at any time thereafter exercise and/or enforce any of the following rights and the remedies, at Secured Party’s option:

(i)                            Deliver or cause to be delivered from the Collateral Account to itself or to an Affiliate, Relevant Collateral Shares (or security entitlements in respect thereof) and any other Collateral;

(ii)                         Demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, and otherwise exercise all of Pledgor’s rights with respect to any and all of the Collateral, in its own name, in the name of Pledgor or otherwise; provided that Secured Party shall have no obligation to take any of the foregoing actions; and

(iii)                      Sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places and at such time or times as Secured Party deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, upon such terms and conditions as it deems advisable, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable Law and cannot be waived), and Secured Party may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale or at one or more private sales and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Pledgor.  Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

(c)                                  Pledgor specifically understands and agrees that the number of Relevant Collateral Shares is significantly in excess of the volume of Shares that can be sold quickly on the Exchange and any sale by Secured Party of all or part of the Collateral pursuant to the terms of this Security Agreement may be effected by Secured Party at times and in manners that could result in the proceeds of such sale being significantly and materially less than might have been received if such sale had occurred at different times or in different manners (including, without limitation, as a result of the provisions of Section 7 hereof), and Pledgor hereby releases Secured Party and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale, to the extent permitted under applicable Law.  Pledgor specifically understands and agrees that Secured Party does not have any obligation to sell the Relevant Collateral Shares pursuant to a “dribble out” or other program providing for the sales of small amounts of the Relevant Collateral Shares over time, on the Exchange or otherwise, and Secured Party may (and will not be deemed to act commercially unreasonably on account of its decision to) sell all or any portion of the Relevant Collateral Shares immediately upon, or promptly following, an Event of Default without seeking strategic buyers or any control premium for the Relevant Collateral Shares, notwithstanding that such sale may result in a significant discount to the price of Shares on the Exchange on the date of foreclosure or any period of time thereafter or that could be obtained by seeking strategic buyers. For the avoidance of doubt, Secured Party or its Affiliate may purchase (through a credit bid or otherwise) Collateral Shares itself following a customary bookbuild process, Pledgor agrees that any such sale following any such customary bookbuild process shall constitute a “public sale” for UCC purposes, and, in the event that any such sale following any such customary book-build process is determined, notwithstanding the foregoing agreement, not to constitute a “public sale” for UCC purposes, Pledgor waives Section 9-610(c) of the UCC to the extent inconsistent with the Lender or any of its Affiliates so purchasing in any such sale. Without limiting the generality of the foregoing, if, in the reasonable opinion of Secured Party, there is any question that a public sale or distribution of any Collateral will violate any state or federal securities law, including without limitation, the Securities Act, Secured Party may offer and sell such Collateral in a private placement transaction exempt from registration under the Securities Act and any such sale made in good faith by Secured Party shall be deemed “commercially reasonable”. Furthermore, Pledgor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to Pledgor than those obtainable through a public sale without such restrictions, and agrees such sales shall not be considered to be not commercially reasonable solely because they are so conducted on a restricted or private basis. Pledgor further acknowledges that any specific disclaimer of any warranty of title or the like by Secured Party will not be considered to adversely affect the commercial reasonableness of any sale of Collateral. The parties agree and acknowledge that the Relevant Collateral Shares are traded on a recognized market.

(d)                                 If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Section 9 are insufficient to cover the costs and expenses of such sale, collection or realization and the payment in full of the Secured Obligations, Secured Party may continue to enforce its remedies under this Security Agreement and the other Margin Loan Documentation to collect the deficiency.

(e)                                  Secured Party’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral.  Secured Party shall not be obligated to preserve any rights Pledgor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application.

(f)                                   If Secured Party shall determine to exercise its right to sell all or any portion of the Collateral pursuant to this Section 9, Pledgor agrees that, upon request of Secured Party, Pledgor will, at its own expense:

(i)                            execute and deliver, to any Person or Governmental Authority, as Secured Party may choose, any and all documents and writings that, in Secured Party’s reasonable judgment, may be required by any Governmental Authority located in any city, county, state or country where Pledgor or Issuer engages in business in order to permit the transfer of, or to more effectively or efficiently transfer, the Collateral or otherwise enforce Secured Party’s rights hereunder; and

(ii)                         do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable Law.

(g)                                  Except as otherwise expressly provided in this Security Agreement, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other Cash held by Secured Party as Collateral, following the occurrence, and during the continuance, of an Event of Default, shall be applied by Secured Party in accordance with Section 2.15(c) of the Margin Loan Agreement.

(h)                                 Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 9 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 9 may be specifically enforced.

10.                     General.

(a)                                 Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) Pledgor may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of Secured Party (and any attempted assignment or transfer by Pledgor without such consent shall be null and void) and (ii) Secured Party may not assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 8.08 of the Margin Loan Agreement. Nothing in this Security Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Perfection Parties and their respective successors and assigns permitted under the Margin Loan Agreement) any legal or equitable right, remedy or claim under or by reason of this Security Agreement.

(b)                                 No Waiver.  No failure or delay by Secured Party in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Secured Party hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that it would otherwise have.  No waiver of any provision of any Margin Loan Documentation or consent to any departure by Pledgor therefrom shall in any event be effective unless the same shall be permitted by Sections 8.01 and 8.03 of the Margin Loan Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Secured Party to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of the Advance shall not be construed as a waiver of any Event of Default, regardless of whether Secured Party may have had notice or knowledge of such Event of Default at the time.

(c)                                  Continuing Agreement; Release of Collateral. This Security Agreement shall constitute a continuing agreement and shall continue in effect until the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued) have been paid in full, at which time the Collateral shall automatically be released from the Liens created hereby, and this Security Agreement and all obligations (other than those expressly stated to survive such termination) of Secured Party and Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to Pledgor.  At the request and sole expense of Pledgor following any such termination, Secured Party shall deliver to Pledgor any Collateral held by Secured Party hereunder, and execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination, including notice to any securities intermediary terminating the applicable Control Agreement.  No Collateral shall be released prior to the payment in full of the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued), except as set forth in Section 2.09(d) of the Margin Loan Agreement or as otherwise agreed between the parties. Notwithstanding the foregoing, if at any time, any payment in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise, the rights and obligations of the parties hereunder, and the Liens of Secured Party on the Collateral shall be automatically reinstated and Pledgor shall promptly deliver any documentation reasonably requested by Secured Party to evidence such reinstatement.

(d)                                 Definitions.  Unless the context indicates otherwise, definitions in the UCC apply to words and phrases in this Security Agreement; if UCC definitions conflict, Article 8 and/or 9 definitions apply.

(e)                                  Notice.  Each notice to, or other communication with, any party hereunder shall be given to such party as provided under Section 8.02 of the Margin Loan Agreement.

(f)                                   Modifications.  No provision hereof shall be modified or limited except pursuant to Section 8.01 of the Margin Loan Agreement.  The provisions of this Security Agreement shall not be modified or limited by course of conduct or usage of trade.

(g)                                  Financing Statement. Pledgor hereby irrevocably authorizes Secured Party (or its designee) at any time and from time to time to file in any jurisdiction any financing or continuation statement and amendment thereto or any registration of charge, mortgage or otherwise, containing any information required under the UCC or the Law of any other applicable jurisdiction (in each case without the signature of Pledgor to the extent permitted by applicable Law), necessary or appropriate in the judgment of Secured Party to perfect or evidence its security interest in and lien on the Collateral.  Pledgor agrees to provide to Secured Party (or its designees) any and all information required under the

UCC or the Law of any other applicable jurisdiction for the effective filing of a financing statement and/or any amendment thereto or any registration of charge, mortgage or otherwise.

(h)                                 Counterparts; Integration; Effectiveness.  This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Security Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  This Security Agreement shall become effective when it shall have been executed by Secured Party and when Secured Party shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of such signature page.

(i)                                     Severability.  Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(j)                                    WAIVER OF MARSHALING. EACH OF PLEDGOR AND SECURED PARTY ACKNOWLEDGES AND AGREES THAT IN EXERCISING ANY RIGHTS UNDER OR WITH RESPECT TO THE COLLATERAL HEREUNDER OR UNDER ANY OTHER SECURITY AGREEMENT: (A) SECURED PARTY IS UNDER NO OBLIGATION TO MARSHAL ANY SUCH COLLATERAL; (B) SECURED PARTY MAY, IN ITS ABSOLUTE DISCRETION, REALIZE UPON SUCH COLLATERAL IN ANY ORDER AND IN ANY MANNER IT SO ELECTS; AND (C) SHALL APPLY THE PROCEEDS OF ANY OR ALL OF SUCH COLLATERAL TO THE SECURED OBLIGATIONS IN ACCORDANCE WITH SECTION 2.15(c) OF THE MARGIN LOAN AGREEMENT. PLEDGOR WAIVES ANY RIGHT TO REQUIRE THE MARSHALING OF ANY SUCH COLLATERAL.

(k)                                 Governing Law; Submission to Jurisdiction.  This Security Agreement constitutes a “Margin Loan Documentation” entered into in connection with the Margin Loan Agreement.  The provisions of Section 8.07 of the Margin Loan Agreement shall apply mutatis mutandis to this Security Agreement as if such provisions were fully set forth herein. Secured Party’s jurisdiction for the purpose of section 9-304 of the UCC with respect to any Cash Collateral Account maintained on the books of Secured Party shall be the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed by their duly authorized representatives as of the date first above written.

PLEDGOR:

REL US CENTENNIAL HOLDINGS, LLC

By:	s/ Tom Walker
Name: Tom Walker
Title: President

[Signature Page to Security Agreement]

SECURED PARTY:

Citibank, N.A.

By:	s/Stephen L. Roti
Name: Stephen L. Roti
Title: MD

[Signature Page to Security Agreement]

Schedule 1

UCC Filing Location

1.                                      Delaware

Exhibit A

Form of UCC Financing Statement

[Attached]